EXHIBIT 10.3

MOBILEIRON, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

SIMON BIDDISCOMBE

This Executive Employment Agreement (the “Agreement”), made between MobileIron, Inc. (the “Company”) and Simon Biddiscombe (the “Executive”) (collectively, the “Parties”), is effective as of November 2, 2017 (the “Effective Date”).

 WHEREAS, the Executive currently serves as the President and Chief Executive Officer of the Company;

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement on April 30, 2015, as amended, which among other things provided for severance benefits upon certain termination events (the “Executive Agreement”);

WHEREAS, the Company and the Executive desire to supersede and replace the Executive Agreement with this Agreement; and

WHEREAS, the Company desires to employ and compensate the Executive as the Company’s Chief Executive Officer and President effective as of October 16, 2017 (the “Commencement Date”) on the terms contained herein.

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Employment by the Company.

1.1 Position.  Executive will serve as the Company’s President and Chief Executive Officer as of the date of this Agreement.  The Parties acknowledge that Executive has been appointed to, and currently serves on, the Company’s Board of Directors (the “Board”). The Company will use its best efforts to cause Executive to remain a member of the Board throughout the term of Executive’s employment under this Agreement; provided, however, that if Executive’s employment with the Company should end for any reason, Executive shall immediately tender his resignation from the Board.   During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company, except for approved vacation periods, periods of illness or other incapacities permitted by the Company’s general employment policies, Disability, and except as set forth in Section 11 below.

1.2 Duties and Location.  Executive will report to the Board.  Executive’s primary office location will be the Company’s headquarters.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in connection with Executive’s commute to Mountain View, CA from Orange County, CA, including reasonable coach class airfare, ground transportation and lodging for Executive. Meals and entertainment-related expenses that are not incurred in furtherance or in connection with the performance of Executive’s duties hereunder will not be reimbursed, except as otherwise set forth in this Agreement. Executive’s right to reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred in accordance with the Company’s reimbursement policies in effect from time to time. Any reimbursements will be paid to Executive within 30 days after the date Executive submits receipts for the expenses, provided that Executive submits those receipts within 45 days after Executive incurs the expense. The Company will fully gross up Executive for all federal, state and local taxes associated with commute travel and lodging.

1.3 Policies and Procedures.  The employment relationship between the Parties will be governed by the general employment policies and practices of the Company previously made available to Executive, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement will control.

2. Compensation.

2.1 Base Salary.  For services to be rendered hereunder, Executive will receive a base salary at the rate of $485,000 per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule.  The Base Salary will be reviewed and adjusted as determined by the Board on an annual basis.  The Base Salary will not be decreased (except once, if such decrease is less than 10% of the then-current Base Salary and in connection with a broad-based salary reduction for all executive officers).

2.2 Annual Bonus.  Executive will be eligible for a discretionary bonus of up to 100% of Executive’s Base Salary (the “Annual Bonus”) for each fiscal year ending December 31, commencing with the year ending December 31, 2018.  For the fiscal year ending December 31, 2017, Executive shall be eligible for: (i) an Annual Bonus of up to 45% of his base salary immediately prior to the Commencement Date, pro-rated for the time he served as CFO in 2017; and (ii) an Annual Bonus of up to 100% of his Base Salary under this Agreement, pro-rated for the time he serves as CEO in 2017.   Whether Executive receives an Annual Bonus for any given year, and the amount of any such Annual Bonus, will be determined by the Board in its discretion exercised in good faith based upon the Company’s and Executive’s achievement of objectives and milestones to be determined on an annual basis by the Board. Executive must remain an active employee through the end of any given fiscal year in order to earn an Annual Bonus for that fiscal year (subject to the provisions of Section 6 below), and any such bonus (or portion of bonus in accordance with Section 6) will be paid within 70 days following the end of the fiscal year in which Executive’s right to such amount became vested (subject to the provisions of Section 6 below), subject to standard payroll deductions and withholdings.

3. Standard Company Benefits; Vacation.  Executive will, in accordance with Company policy and the terms and conditions of the applicable Company benefit plan documents, be eligible to participate in the benefit and fringe benefit programs provided by the Company to its executive officers and other employees from time to time.  Any such benefits will be subject to the terms and conditions of the governing benefit plans and policies and may be changed by the Company in its discretion. Executive will be entitled to paid vacation in accordance with the terms of the Company’s vacation policy and practices.

4. Expenses.  The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in furtherance or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time, subject to the provisions of Section 1.2 above for submission of receipts. The

Company will also pay up to a maximum of $10,000 of Executive’s fees and out-of-pocket expenses in connection with the negotiation, execution and delivery of this Agreement.
5. Equity.

5.1 RSU Grants.   Promptly following the Effective Date, the Compensation Committee of the Board will grant Executive an award of 425,000 restricted stock units (the “RSU Award”). The RSU Award will be subject to vesting as follows:  1/16th of the shares of the RSU Award will vest and be issuable on February 20, 2018, and 1/16th of the shares under the RSU Award will vest and be issuable on each of the Company’s standard quarterly vesting dates (May 20, August 20, November 20 and February 20) thereafter, subject to Executive’s continued service with the Company. The RSU Award will be governed in all respects by the Company’s applicable plan documents and the RSU award agreement attached as Exhibit A, except as otherwise provided in this Agreement.

5.2 Regular Option Grant.   Promptly following the Effective Date, the Compensation Committee of the Board will grant Executive an option to purchase 100,000 shares of Common Stock of the Company with an exercise price equal to the fair market value of a share of Common Stock on the date of grant (the “Regular Option”).  The Regular Option will be subject to vesting as follows:  1/48th of the shares under the Regular Option will vest and become exercisable on the first monthly anniversary of the grant date, and 1/48th of such shares will vest and become exercisable at the end of each one-month period thereafter, subject to Executive’s continued service with the Company.  The Regular Option will be governed in all respects by the terms of the applicable plan documents and the option agreement attached as Exhibit B, except as otherwise provided in this Agreement.

6. Termination of Employment; Severance and Change in Control Benefits.

6.1 At-Will Employment.  Executive’s employment relationship is at-will, and either Executive or the Company may terminate the employment relationship at any time, with or without Cause or advance notice.

6.2 Termination Without Cause or Resignation for Good Reason Unrelated to Change in Control.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability) or Executive resigns for Good Reason, in either case, at any time except during the Change in Control Period (as defined below), then provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and provided that Executive satisfies the Release Requirement in Section 7 below, and remains in compliance with the terms of this Agreement, the Company will provide Executive with the following “Severance Benefits”:

6.2.1Severance Payments.  Severance pay in an amount equal to: (i) twelve (12) months of Executive’s Base Salary, less all applicable withholdings and deductions, paid over the 12-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”); and (ii) a pro rata portion of the Annual Bonus as determined by the Board in accordance with Section 2.2 (the “Pro Rata Bonus”) for the year of Executive’s Separation from Service based on the portion of the year served by Executive prior to termination. The Pro Rata Bonus will be a minimum of 50% of the Base Salary regardless of the portion of the year served by Executive prior to termination. The Pro Rata Bonus will be payable in accordance with Section 2.2, subject to the provisions of this Section 6.2.1.  The Salary Continuation will be payable  in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of Executive’s Separation from Service; provided, however, that no

Salary Continuation or Pro Rata Bonus payments will be made prior to the 60th day following the Separation from Service.  On the 60th day following the Separation from Service, the Company will pay Executive in a lump sum the Salary Continuation and Pro Rata Bonus that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Internal Revenue Code Section 409A (“Code Section 409A”) and the effectiveness of the Release (as defined below), with the balance of the Salary Continuation and Pro Rata Bonus being paid as originally scheduled.  For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

6.2.2Health Care Continuation Coverage Payments.

(i)COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“COBRA Premiums”) through the period starting on the termination date and ending twelve (12) months after Executive’s  Separation from Service  (the “COBRA Premium Period”); provided, however, that the Company’s provision of such COBRA Premium benefits will immediately cease if during the COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases  to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must notify the Company of such event as soon as reasonably practicable.

(ii)Special Cash Payments in Lieu of COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead will pay to Executive, on the first day of each calendar month following Executive’s Separation from Service, a fully taxable cash payment equal to 150% of the applicable COBRA premiums for that month (including the amount of COBRA  premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Executive may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

6.2.3Equity Acceleration.  Notwithstanding anything to the contrary set forth in the Company’s applicable plan documents, if any, or any RSU agreement or option agreement or other provision of this Agreement, effective as of Executive’s Separation from Service, provided that the Separation from Service occurs (i) prior to the first anniversary of the Effective Date and (ii) following either (x) receipt by the Company or the Board of a written demand from an activist shareholder for termination of Executive’s service as Chief Executive Officer of the Company or (y) appointment to the Board of a person requested by an activist investor in writing, the vesting and exercisability of the unvested portion of the RSU Award and the Regular Option and all unvested time-based vesting equity awards then held by Executive and granted to Executive prior to the Commencement Date will accelerate such that 25% of such unvested shares, restricted stock units and equity awards become immediately vested and issuable and exercisable, if applicable, by Executive upon such Separation from Service and will remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

6.3Termination Without Cause or Resignation for Good Reason During Change in Control Period.  In the event Executive’s employment with the Company is terminated by the Company without Cause (and other than as a result of Executive’s death or Disability) at any time during the Change in Control Period or Executive resigns for Good Reason at any time during the Change in Control Period, and provided that such termination constitutes a Separation from Service and Executive satisfies the Release Requirement in Section 7 below and remains in compliance with the terms of this Agreement, in lieu of (and not additional to) the Severance Benefits described in Section 6.2, the Company will provide Executive with the following “CIC Severance Benefits”.  For the avoidance of doubt: (A) in no event will Executive be entitled to severance benefits under both Section 6.2 and this Section 6.3, and (B) if the Company has commenced providing Severance Benefits to Executive under Section 6.2 prior to the date that Executive becomes eligible to receive CIC Severance Benefits under this Section 6.3, the Severance Benefits previously provided to Executive under Section 6.2 of this Agreement will reduce the CIC Severance Benefits provided under this Section 6.3:

6.3.1CIC Severance Payments. Severance pay in an amount equal to: (i) twelve (12) months of Base Salary, less all applicable withholdings and deductions, paid over the 12-month period immediately following the Separation from Service, on the schedule described below (the “CIC Salary Continuation”); and (ii) 100% of the targeted Annual Bonus (the “CIC Bonus”).  The CIC Bonus will be paid on the 60th day following the Separation from Service.  The CIC Salary Continuation will be payable  in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of Executive’s Separation from Service; provided, however, that no CIC Salary Continuation or CIC Pro Rata Bonus payments will be made prior to the 60th day following the Separation from Service.  On the 60th day following the Separation from Service, the Company will pay Executive in a lump sum the CIC Salary Continuation that Executive would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the Release (as defined below), with the balance of the CIC Salary Continuation being paid as originally scheduled.  For such purposes, Executive’s final Base Salary will be calculated prior to giving effect to any reduction in Base Salary that would give rise to Executive’s right to resign for Good Reason.

6.3.2CIC Health Care Continuation Coverage Payments.

(i)COBRA Premiums. If Executive timely elects continued coverage under COBRA, the Company will pay Executive’s COBRA premiums to continue Executive’s coverage (including coverage for Executive’s eligible dependents, if applicable) (“CIC COBRA Premiums”) through the period starting on the termination date and ending eighteen (18) months after the termination date (the “CIC COBRA Premium Period”); provided, however, that the Company’s provision of such CIC COBRA Premium benefits will immediately cease if during the CIC COBRA Premium Period Executive becomes eligible for group health insurance coverage through a new employer or Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination.  In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the CIC COBRA Premium Period, Executive must notify the Company of such event as soon as reasonably practicable.

(ii)Special Cash Payments in Lieu of CIC COBRA Premiums.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the CIC COBRA Premiums without potentially incurring financial costs or penalties under applicable law  (including, without limitation, Section 2716 of the Public Health Service Act), regardless of whether Executive or Executive’s dependents elect or are eligible for COBRA coverage, the Company instead will pay to Executive, on the first day of each calendar month following the termination date, a fully taxable cash payment equal to 150% of the applicable COBRA premiums for that month (including the amount of

COBRA premiums for Executive’s eligible dependents), subject to applicable tax withholdings (such amount, the “Special CIC Cash Payment”), for the remainder of the CIC COBRA Premium Period.  Executive may, but is not obligated to, use such Special CIC Cash Payments toward the cost of COBRA premiums.

6.3.3Equity Acceleration.    Notwithstanding anything to the contrary set forth in the Company’s applicable plan documents, if any, or any RSU agreement or option agreement or other provision of this Agreement, effective as of Executive’s Separation from Service, the vesting and exercisability of all unvested equity awards then held by Executive will accelerate such that all such awards, shares and restricted stock units become immediately vested and issuable and exercisable, if applicable, by Executive upon such Separation from Service and will remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents. Notwithstanding the foregoing, in the event that the unvested equity awards then held by Executive are not assumed, substituted or continued by the acquiror in the Change in Control (such that at least the compensation element of each such award at the time of the Change in Control is preserved and the vesting schedule of each assumed, substituted or continued award is at least as favorable as the corresponding pre-Change in Control award), all such awards will accelerate vesting such that all equity awards become immediately vested and issuable and exercisable (to the extent applicable), by Executive as of immediately prior to the effective date of the Change in Control and contingent upon the effectiveness of the Change in Control.

6.4Termination for Death or Disability.  In the event Executive’s employment with the Company terminates as a result of Executive’s death or Disability, the Company will provide Executive or Executive’s estate with the following “Death/Disability Benefits”:

6.4.1Pro Rata Bonus.  A pro rata portion of the Annual Bonus as determined by the Board in accordance with Section 2.2 (the “Death/Disability Pro Rata Bonus”) for the year of termination based on the portion of the year served by Executive prior to termination, payable in accordance with Section 2.2.

6.4.2Equity Acceleration.  Notwithstanding anything to the contrary set forth in the Company’s applicable plan documents, if any, or any RSU Agreement or Option Agreement or other provision of this Agreement or any other option or RSU agreement, effective as of Executive’s employment termination date, the vesting and exercisability of all unvested equity awards then held by Executive will accelerate such that all such awards, shares and restricted stock units become immediately vested and issuable and exercisable, if applicable, by Executive or Executive’s estate upon such termination and will remain exercisable, if applicable, following Executive’s termination as set forth in the applicable equity award documents.

6.5Termination for Cause; Resignation Without Good Reason.  Executive will not be eligible for, or entitled to any severance benefits, including (without limitation) the Severance Benefits and Change in Control Benefits listed in Sections 6.2, 6.3 or 6.4 above, if the Company terminates Executive’s employment for Cause, or Executive resigns Executive’s employment without Good Reason. For the avoidance of doubt, upon any termination of Executive’s employment hereunder, regardless of the reason, (i) Executive shall promptly receive any accrued but unpaid cash compensation (including, without limitation, Base Salary through the termination date and cash compensation for accrued but unused vacation days) and (notwithstanding his termination) reimbursement for expenses incurred prior to the termination date, (ii) payment of any unpaid Annual Bonus  for any fiscal year that ended prior to such termination, determined and paid in good faith without any exercise of negative discretion at the time of determination that is not also applied in equal percentage amounts across-the-

board to the bonuses payable to the Company’s other senior executives, and (iii)  Executive shall be entitled to any vested, accrued or earned benefits under any employee plan or equity, or equity-based, award in accordance with the terms of such employee plan, award and applicable law.

6.6No Participation in Severance Benefit Plan.  For the avoidance of doubt, Executive will not be entitled to participate in the Company’s Severance Benefit Plan established by the Company on April 28, 2015.

7. Conditions to Receipt of Severance Benefits and Change in Control Severance Benefits.  To be eligible for any of the Severance Benefits or Change in Control Severance Benefits pursuant to Sections 6.2 and 6.3 above, Executive must resign from all officer and other positions with the Company, including Executive’s position as a director of the Company, and satisfy the following release requirement (the “Release Requirement”): return to the Company a signed and dated general release of all known and unknown claims in a termination agreement in the form attached as Exhibit C (the “Release”) within the applicable deadline set forth therein, but in no event later than forty-five (45) days following Executive’s termination date, and permit the Release to become effective and irrevocable in accordance with its terms (such effective date of the Release, the “Release Effective Date”).  No Severance Benefits or Change in Control Severance Benefits will be paid hereunder prior to the Release Effective Date.  Accordingly, if Executive breaches the preceding sentence and/or fails to resign from all positions with the Company and/or refuses to sign and deliver to the Company an executed Release or signs and delivers to the Company the Release but exercises Executive’s right, if any, under applicable law to revoke the Release (or any portion thereof), then Executive will not be entitled to any severance, payment or benefit under this Agreement.

8. Section 409A.  It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Code Section 409A.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments will not be provided to Executive prior to the earliest of (i) the expiration of the six-month and one day period measured from the date of Executive’s Separation from Service with the Company, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation.  Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Paragraph will be paid in a lump sum to Executive, and any remaining payments due will be paid as otherwise provided herein or in the applicable agreement. No interest will be due on any amounts so deferred.  If the Company determines that any severance benefits provided under this Agreement constitutes “deferred compensation” under Code Section 409A, for purposes of determining the schedule for payment of the severance benefits, the effective date of the Release will not be deemed to have occurred any earlier than the sixtieth (60th) date following the Separation From Service, regardless

of when the Release actually becomes effective.    To the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts reimbursable to Executive under this Agreement will be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment.  Any payments related to reimbursements of taxes under this Agreement will be made within 60 days following the date on which Executive remits the related taxes to the taxing authorities, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

9. Section 280G.

9.1If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount.   The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account  all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner  (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

9.2Notwithstanding any provision of Section 9.1 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

9.3Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations.   If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required by this Section 9. The

Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

9.4If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 9.1 and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company  a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 9.1) so that no  portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if  the  Reduced Amount was determined pursuant to clause (y) of Section 9.1, Executive shall have no  obligation to return any portion of the Payment pursuant to the preceding sentence.

10. Proprietary Information Obligations.

10.1 Proprietary Information Agreement.  As a condition of Executive’s employment, Executive will continue to fully comply with his Confidential Information and Invention Assignment Agreement (“Proprietary Information Agreement”) with the Company.

10.2 Third-Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company does not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform Executive’s duties to the Company without violating any such agreement.  Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, that would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information that is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

11. Outside Activities and Non-Competition During Employment.

11.1 Outside Activities.  Throughout Executive’s employment with the Company, Executive may engage in civic and not-for-profit activities so long as such activities do not unreasonably interfere with the performance of Executive’s duties hereunder or present a conflict of interest with the Company or its affiliates.  Executive will be entitled to serve as a director of one company other than the Company, subject to the consent of the Board, which consent will not be unreasonably withheld. Subject to the restrictions set forth herein, and only with prior written disclosure to and written consent of the Board (or the Chairman of the Board’s Nominating and Corporate Governance Committee), Executive may engage in other types of business or public activities.  The Board (or the Chairman of the Board’s Nominating and Corporate Governance Committee) may rescind such consent, if the Board (or the Chairman of the Board’s Nominating and Corporate Governance Committee) determines, in its sole discretion, that such activities compromise or threaten to compromise the Company’s or its affiliates’ business interests or conflict with Executive’s duties to the Company or its affiliates.

11.2Non-Competition During Employment.  Except as otherwise provided in this Agreement, during Executive’s employment by the Company, Executive will not, without the express written consent of the Board, directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint ventures, associate, representative or consultant of any person or entity engaged in, or planning or preparing to engage in, business activity competitive with any line of business engaged in (or planned to be engaged in) by the Company or its affiliates; provided, however, that Executive may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.  In addition, Executive will be subject to certain restrictions (including restrictions continuing after Executive’s employment ends) under the terms of the  Proprietary Information Agreement.

12. Definitions.

12.1 Cause.  For the purposes of this Agreement, “Cause” means the occurrence of any one or more of the following: (i) Executive’s willful failure substantially to perform his or her material duties and responsibilities to the Company; (ii) willful breach of any material obligation under any written agreement with the Company that is not cured within thirty (30) days after written notice to the Executive; (iii) Executive’s deliberate violation of a material Company policy, or conviction of any felony or any act of fraud, embezzlement, dishonesty or any other willful misconduct, that has caused or is reasonably expected to result in material injury to the Company; or (iv) material  unauthorized use,  disclosure or misappropriation by Executive of any proprietary information, trade secret or other asset of the Company or entrusted to the Company by a third party.

12.2 Change in Control. For the purposes of this Agreement, “Change in Control” will have the meaning described in the Company’s 2014 Equity Incentive Plan.

12.3Change in Control Period.  For the purposes of this Agreement, “Change in Control Period” means the time period commencing three (3) months before the effective date of a Change in Control and ending on the date that is twelve (12) months after the effective date of a Change in Control.

12.4Disability.  For the purposes of this Agreement, “Disability” means the inability of Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Internal Revenue Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

12.4Good Reason.  For purposes of this Agreement, Executive will have “Good Reason” for resignation from employment with the Company if any of the following actions are taken by the Company without Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, except as otherwise permitted under this Agreement, or a material reduction in Executive’s Annual Bonus; (ii) a material reduction of Executive’s duties, authority or responsibilities relative to Executive’s duties, authority or responsibilities as in effect immediately prior to such reduction, provided that such a “reduction” will not be deemed to occur if Executive’s duties, title, authority and responsibilities with respect to the successor subsidiary or division of the parent entity following a Change in Control are substantially similar to Executive’s duties, title, authority and responsibilities with respect to the business of the Company immediately prior to the Change in Control; (iii) relocation of Executive’s principal place of employment to a place that increases Executive’s one-way commute by more than thirty-five (35) miles as compared to Executive’s then-current principal place of employment immediately prior to such relocation; or (iv) a material violation by the Company of a material term of any written agreement (including any employment, severance or change of control agreement) between Executive and the Company.  In order for Executive to resign for Good Reason, each of the following requirements must be met: Executive must provide written notice to the Company’s Board of Directors within ninety (90) days after the first occurrence of the event giving rise to Good Reason setting forth the basis for Executive’s resignation, Executive must allow the Company at least thirty thirty (30) days from receipt of such written notice to cure such event, such event is not reasonably cured by the Company within such 30 day period (the “Cure Period”), and Executive must resign from all positions Executive then holds with the Company not later than thirty (30) days after the expiration of the Cure Period.

13. Dispute Resolution.  To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration conducted in San Francisco, California by JAMS, Inc. (“JAMS”) or its successors, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request); provided that the arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  Executive and the Company will be entitled to all rights and remedies that either would be entitled to pursue in a court of law.  Both Executive and the Company acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company will pay all filing fees in excess of those which would be required if the dispute were decided in a court of law, and will pay the arbitrator’s fee.  Nothing in this Agreement is intended to prevent either the Company or Executive from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

14. General Provisions.

14.1 Notices.  Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

14.2 Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the Parties.

14.3 Waiver.  Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

14.4 Complete Agreement. This Agreement, together with the Proprietary Information Agreement, constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof and is the complete, final, and exclusive embodiment of the Company’s and Executive’s agreement with regard to this subject matter.  This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations, or previous agreements (including the Executive Agreement).  It cannot be modified or amended except in a writing signed by a duly authorized officer of the Company, with the exception of those changes expressly reserved to the Company’s discretion in this Agreement.

14.5 Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but both of which taken together will constitute one and the same Agreement.

14.6 Headings. The headings of the paragraphs hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

14.7 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive’s duties hereunder and Executive may not assign any of Executive’s rights hereunder without the written consent of the Company, which will not be withheld unreasonably.

14.8 Tax Withholding.  All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities.  Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.  Executive has had the opportunity to retain a tax and financial advisor and fully understands the tax and economic consequences of all payments and awards made pursuant to this Agreement.

14.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of California.

In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

MOBILEIRON, INC.
By: __/s/ Tae Hea Nahm___11/2/2017
Tae Hea Nahm, on behalf of the Board of Directors

EXECUTIVE
/s/ Simon Biddiscombe 11/2/2017
Simon Biddiscombe

EXHIBIT A

RSU AWARD AGREEMENT

EXHIBIT B

OPTION AGREEMENT

EXHIBIT C

TERMINATION AGREEMENT

DATE

Simon Biddiscombe

ADDRESS

Re:Separation Agreement

Dear Simon:

This letter agreement (the “Agreement”) sets forth the terms of the separation package that Mobile Iron, Inc. (the “Company”) is offering to you in connection with the termination of your employment.

1. Separation Date.   Your last day of work with the Company and your employment termination date is [________] (the “Separation Date”). As of the Separation Date, you will cease to be an officer of the Company and its affiliates, you hereby resign from your official titled positions (including but not limited to President, Chief Executive Officer and Director) and you will cease to be a "Section 16 officer" (as determined for purposes of the Securities and Exchange Act of 1934, as amended).  On the Separation Date, you will experience a “separation from service” (as such term is defined under Treasury Regulation Section 1.409A-1(h).

2. Accrued Salary and Paid Time Off.  On the Separation Date, the Company will pay you as set forth in Section 6.5 of the Employment Agreement (as defined below), including all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to receive these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits.  Provided you sign this Agreement, allow it to become effective within the time period set forth below, and otherwise observe your obligations set forth in this Agreement and in your Executive Employment Agreement with the Company, effective as of October __, 2017 (the “Employment Agreement”), the Company will provide you with the [Severance Benefits] OR [CIC Severance Benefits] as set forth in the Employment Agreement, in full satisfaction of its obligations to you under such agreement.

4. Health Insurance; Other Benefits.

(a) COBRA.  To the extent permitted by the federal COBRA law or applicable state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense and later to convert to an individual policy if you wish.  You will be provided with a separate notice regarding your health insurance continuation rights under COBRA within the time period required by law.

(b) Other Benefits.  Your eligibility to continue as a participant in all other Company provided benefit plans will terminate on the Separation Date, except as otherwise provided pursuant to such plans.

5. Stock Options; RSUs.  Your Company issued stock options (the “Stock Options”) and restricted stock unit awards (the “RSUs”) will cease vesting on the Separation Date, after taking into account any vesting acceleration provided as a [Severance Benefit] OR [CIC Severance Benefit] or otherwise pursuant to a written agreement with the Company.   You acknowledge and agree that all unvested Stock Options  and RSUs, after taking into account such vesting acceleration will be forfeited on the Separation Date.

6. Confidential Information and Inventions.  You acknowledge and reaffirm your continuing obligations under your signed Mobile Iron, Inc. Confidential Information and Invention Assignment Agreement (the “Confidentiality Agreement,” a copy of which is attached hereto as Exhibit A) and which is incorporated herein by reference.  As required by the Confidentiality Agreement, you agree to sign and return to the Company the Termination Certification, which is attached as Exhibit C to the Confidentiality Agreement.

7. No Other Compensation or Benefits.  You acknowledge that, except as expressly provided in this Agreement or any other written agreement with the Company, you have not earned and will not receive from the Company any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  By way of example, you acknowledge that you have not earned and are not owed any new equity, bonus, incentive compensation, severance benefits, or commissions.

8. Expense Reimbursements.  You agree that, within thirty (30) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

9. Return of Company Property.    You acknowledge that you have returned to the Company all Company documents (and all copies thereof) and other Company property that was in your possession or control based on a diligent search to locate any such documents and property, including, but not limited to, Company files, notes, financial and operational information, customer lists and contact information, product and services information, research and development information, drawings, records, plans, forecasts, reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets, servers and other handheld devices), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company and all reproductions thereof in whole or in part and in any medium.  In addition, if you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within two (2) business days following the Separation Date, you must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). Your timely compliance with the provisions of this Section is a precondition to your receipt of the severance benefits provided hereunder.

10. Nondisparagement.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation, and the Company agrees (through its officers and directors)  not to disparage you in any manner likely to be harmful to your business reputation or personal reputation; provided that both you and the Company may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Cooperation and Assistance.  You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any claim or cause of action of any kind brought against the Company, nor will you induce or encourage any person or entity to bring such claims.  However, it will not violate this Agreement if you testify truthfully when required to do so by a valid subpoena or under similar compulsion of law.  Further, you agree to voluntarily cooperate with the Company, if you have knowledge of facts relevant to any threatened or pending claim, investigation, audit or litigation against or by the Company, by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, preparing for and providing truthful and accurate deposition and trial testimony.

12. No Admissions.  The promises and payments in consideration of this Agreement will not be construed to be an admission of any liability or obligation by either party to the other party, and neither party makes any such admission.

13. Release of Claims.

(a) General Release.  In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release.  The Released Claims include, but are not limited to:  (i) all claims arising out of or in any way related to your employment and other positions held with the Company, or the termination of that employment or those positions; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

(c)    ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (the “ADEA Waiver”), and that the consideration given for the ADEA Waiver is in addition to anything of value to which you are already entitled.  You further acknowledge that you have been advised, as required by the ADEA, that:  (i) your ADEA Waiver does not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have [twenty-one (21)] OR [forty-five (45)] days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).  [You hereby acknowledge and agree that you have been provided with all of the information required by 29 U.S.C. Section 626(f)(1)(H) through the ADEA Disclosure Form provided with this Agreement.]

(d) Waiver of Unknown Claims.  In giving the releases set forth in this Agreement, which include claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  You hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to your release of claims herein, including but not limited to the release of unknown and unsuspected claims.

(e) Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, under the charter or bylaws of the Company, under applicable law or under policy of insurance; (ii) any rights which cannot be waived as a matter of law; and (iii) any claims for breach of this Agreement.  In addition, nothing in this Agreement prevents you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, the California Department of Fair Employment and Housing, or any other government agency, except that you acknowledge and agree that you hereby waive your right to any monetary benefits in connection with any such claim, charge or proceeding.  You represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims.

14. Representations.    [You hereby represent that you have been paid all compensation owed for services rendered and for all hours worked,] you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, the California Family Rights Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

15. Dispute Resolution.  You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, interpretation, or execution of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved in accordance with Section 13 of the Employment Agreement.

16. Miscellaneous.  This Agreement, including Exhibit A, and the Employment Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This Agreement will be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this Agreement will not be construed against either party as the drafter.  Any waiver of a breach of this Agreement, or rights hereunder, will be in writing and will not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be executed in counterparts which will be deemed to be part of one original, and facsimile and scanned image copies of signatures will be equivalent to original signatures.

You will have [twenty-one (21)] OR [forty-five (45)] days to consider this Agreement (although you may choose to voluntarily sign it earlier).  In addition, you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me).  If this Agreement is acceptable to you, please sign and date below and return the fully signed Agreement to me within [twenty-one (21)] OR [forty-five (45)] days after your receipt of this Agreement, along with your signed Termination Certification.  The Company’s offer of the [Severance Benefits] OR [CIC Severance Benefits] will automatically expire if we do not receive the fully signed Agreement and Termination Certification from you within this timeframe.

Sincerely,

Mobile Iron, Inc.

By:

Title:

UNDERSTOOD AND AGREED:

___________________________________________

Simon Biddiscombe                    Date